Exhibit 99

JOINT FILER INFORMATION NAME: ADDRESS: Designated Filer: Issuer and Ticker Symbol: Date of Event Requiring Statement:	Frost Gamma Investments Trust 4400 Biscayne Blvd. Miami, FL 33137 Phillip Frost, M.D. BioCardia, Inc. (BCDA) December 24, 2018

FROST GAMMA INVESTMENTS TRUST

By: /s/ Phillip Frost, M.D.
Phillip Frost, M.D., Individually and as Truste